Exhibit 3.3

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     Green  Star  Mining  Corp.   (hereinafter  called  the  "Corporation"),   a
corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

     1. The present name of the Corporation is Green Star Mining Corp., which is the name under which the Corporation was originally incorporated; and the date of filing the original Certificate of Incorporation with the Secretary of State of Delaware is January 22, 2008.

     2. The following Amended and Restated Certificate of Incorporation was duly adopted by the holders of a majority of shares entitled to vote thereon pursuant to the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     3. Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation (this "Certificate") restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

     4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

     FIRST: The name of this Corporation shall be: HQ GLOBAL EDUCATION INC.

     SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, Country of New Castle, Delaware, 19808. The name of its registered agent at such address is THE COMPANY CORPORATION.

     THIRD: The purpose or purposes of the Corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
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     FOURTH:  The total number of shares of capital stock which the  Corporation shall have the authority to issue is One Hundred and Forty Million (140,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.0001 per share ("Common Stock") and Forty Million (40,000,000) shares of preferred stock, par value $0.001 per share ("Preferred Stock").

     The powers, preferences and rights and the qualification, limitation and restrictions thereof shall be determined by the Board of Directors. Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

     Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation or any agreement in existence from time-to-time among the stockholders of the Corporation and the Corporation, no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and

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complying  with the  conditions of this Article  FOURTH,  the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

     FIFTH: The name and mailing address of the registered agent is as follows:

                    The Company Corporation
                    2711 Centerville Road
                    Suite 400
                    Wilmington, DE 19808

     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have an effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts of omissions of such director occurring prior to such amendment.

     EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of ss. 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

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IN WITNESS WHEREOF,  the undersigned,  being the Chief Executive  Officer of the
Corporation, has executed, signed and acknowledged this Amended and Restated Certificate of Incorporation this 24th day of February, 2010.


                                        By: /s/ Guangwen He
                                           --------------------------------
                                        Name:  Guangwen He
                                        Title: Chief Executive Officer


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